UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. ___ )

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Filed by a Party other than the Registrant ❒

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❒  Preliminary Proxy Statement
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❒  Definitive Proxy Statement
❒  Definitive Additional Materials
☒ Soliciting material Pursuant to §240.14a-12

OSI Restaurant Partners, Inc.
(Name of Registrant as Specified In Its Charter)

not applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE FOLLOWING MEMORANDUM HAS BEEN DISTRIBUTED TO CERTAIN EMPLOYEES IN CONNECTION WITH THE PROPOSED MERGER:

The attached Memo provides a general summary of the treatment buy-out stock options, employment stock options and restricted stock (held by current employees) will receive in the Merger. This Memo only applies to buy-out options, employment options and restricted stock issued to managing partners and chef partners (including, of course, current employees who were managing partners or chef partners).

Please read the attached carefully. The attached is only a summary and is qualified by and subject to all terms, provisions and conditions of the Merger Agreement. Definitive materials will be sent to you as the transaction progresses.

To: All Managing Partners, Chef Partners, JVPs

From: Joe Kadow

Subject: Treatment of Buy-out Stock Options, Employment Stock Options and Restricted Stock in the Merger

Date: November 7, 2006

The Company yesterday announced that it has entered into a definitive agreement to be acquired by an investor group comprised of Bain Capital Partners, LLC, Catterton Partners and Company founders Chris Sullivan, Bob Basham and Tim Gannon, for $40.00 per share in cash. We believe that this transaction will be good for the Company's partners, associates, franchisees and customers, as well as our shareholders. We will be contacting you with additional information regarding the transaction over the next several months. As an initial matter, however, we wanted to let you know how the proposed transaction would impact your outstanding buy-out options, employment options, and restricted stock awards. The following is, of course, subject to the closing of the proposed transaction.

The following is only a general summary of the treatment of buy-out options, employment options and restricted stock in the Merger. The following is qualified by and subject to all terms, provisions and conditions of the Merger Agreement. Definitive materials will be sent to you as the transaction progresses.

BUY-OUT STOCK OPTIONS. The following will apply to all “buy-out” stock options, meaning stock options granted to Managing Partners and Chef Partners upon completion of an employment contract. If you have more than one grant of buy-out options, the calculations below will be applied separately to each grant of buy-out options:

1.
Pursuant to the terms of our stock option plans, all outstanding buy-out options will, at the closing, be converted into the right to receive an amount of cash equal to the number of shares represented by the option times the excess (if any) of $40 over the exercise price per share (less required tax withholding).

Example: if you have 14,000 buy-out options with an exercise price of $35.00 per share, you will receive a cash payment of $70,000 (14,000 x {$40-$35}). Of course, the amount of cash you receive will be reduced by all required tax withholding.

2.
If the amount you will receive under 1 above plus the amount you have received on any prior exercise of part of that buy-out option grant (prior to any reduction for applicable tax withholding) is less than you would have received under the PEP (calculated as if the PEP was in place when you earned the buy-out options), you will receive a Supplemental PEP Contribution equal to the difference. Of course, if the amount you would receive under 1 above plus the amount you have received on any prior exercises of that buy-out option grant (ignoring any tax withholding) exceeds what you would have received under the PEP, you will not receive a Supplemental PEP Contribution.

The Supplemental PEP Contribution will be put into the PEP and will be subject to the applicable terms of the PEP, including the distribution schedule under the PEP. Receipt of the Supplemental PEP Contribution is contingent upon execution of an award agreement that will be provided to you separately and will set forth the details of your Supplemental PEP Contribution (if any) and provide for you to release all claims regarding the buy-out options.

Example: assume a Managing Partner completed a contract and had distributions over the prior 24 months totaling $100,000. The PEP contribution would have been $150,000 ($100,000 divided by 2 = $50,000. $50,000 x 3 = $150,000). Assume the same example as in 1 above (14,000 options at $35.00 per share exercise price) and no prior exercises. That Partner will receive $70,000 under 1 above. That Partner will also receive a Supplemental PEP Contribution of $80,000 ($150,000 - $70,000).

EMPLOYMENT STOCK OPTIONS. The following will apply to all “employment” stock options, meaning stock options granted to Managing Partners and Chef Partners upon the start of an employment agreement. If you have more than one grant of employment options, the calculations below will be applied separately to each grant of employment options. The following treatment does not apply to the 200 share and 150 share grants of stock options granted as consideration for amending an outstanding employment agreement to provide for a stock option buy-out.

3.
Pursuant to the terms of our stock option plans, all outstanding employment options will, at the closing, be converted into the right to receive an amount of cash equal to the number of shares represented by the option times the excess (if any) of $40 over the exercise price per share (less required tax withholding).

Example: if you have 3,000 employment options with an exercise price of $33.00 per share, you will receive at closing a cash payment of $21,000 (3,000 x {$40-$33}). Of course, the amount of cash you receive will be reduced by all required tax withholding.

4.
If the amount you will receive under 3 above plus the amount you have received on any prior exercise of part of that employment option grant (prior to any reduction for applicable tax withholding) is less than $25,000, you will receive a Supplemental Cash Payment equal to the difference between $25,000 and the sum of the amounts you receive under 3 above and from prior exercises (ignoring tax withholding). Of course, if the amount you would receive under 3 above plus the amount you have received on any prior exercises of that employment option grant (ignoring any tax withholding) exceeds $25,000, you will not receive a Supplemental Cash Payment.

Example: Assume the same facts as in 3 above (3,000 options at $33.00 per share exercise price) and no prior exercises. That Partner will receive $21,000 at closing under 3 above. That Partner will also receive a Supplemental Cash Payment of $4,000 ($25,000 - $21,000).

The Supplemental Cash Payment will be paid to you upon the first to occur of (i) completion of your current employment term, (ii) termination of your employment due to death or disability or (iii) termination of your employment for any reason other than “cause”. You will not receive the Supplemental Cash Payment if you resign or are terminated for cause prior to completing your current employment term.

Receipt of the Supplemental Cash Payment is contingent upon execution of an award agreement that will set forth the terms of the Supplemental Cash Payment (if any) and will provide for you to release all claims regarding the employment options.

RESTRICTED STOCK GRANTS. The following will apply to all “employment” restricted stock grants, meaning restricted stock granted to a Managing Partner or Chef Partner upon the start of an employment agreement. If you have more than one grant of employment restricted stock, the below will be applied separately to each grant of employment restricted stock:

5.
All outstanding, unvested employment restricted stock will, at the closing, be converted into the right to receive on a deferred basis (subject to the terms and conditions below) an amount of cash equal to the number of shares represented by the restricted stock grant times $40, less required tax withholding (the Restricted Stock Payment”).

Example: if you have 1,000 shares of employment restricted stock, you will receive (at the time and subject to the terms and conditions specified below) a cash payment of $40,000 plus any earnings on the account and less required tax withholding. Of course, the amount of cash you receive will be reduced by all required tax withholding.

6.
The Restricted Stock Payment will be paid to you upon the first to occur of (i) completion of your current employment term, (ii) termination of your employment due to death or disability or (iii) termination of your employment for any reason other than “cause”. You will not receive the Restricted Stock Payment if you resign or are terminated for cause prior to completing your current employment term.

7.
At the closing, the Company will deposit into a trust an amount equal to the aggregate Restricted Stock Payment and will establish a separate account for each individual. The funds in the trust will be invested in a money market account (or an S&P 500 index fund, at your election) and each individual will be credited with the earnings on his/her account. The earnings on each account will be paid to the individual at the time of payment of the Restricted Stock Payment.

Forward-Looking Statements

This document includes statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed transaction, future performance, financing for the transaction and the completion of the transaction. These statements are based on the current expectations of management of OSI Restaurant Partners, Inc. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, among other things, (1) OSI Restaurant Partners may be unable to obtain shareholder approval required for the transaction; (2) OSI Restaurant Partners may be unable to obtain regulatory approvals required for the transaction, or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on OSI Restaurant Partners or cause the parties to abandon the transaction; (3) conditions to the closing of the transaction may not be satisfied; (4) the transaction may involve unexpected costs, unexpected liabilities or unexpected delays; (5) the businesses of OSI Restaurant Partners may suffer as a result of uncertainty surrounding the transaction; (6) the financing required for Bain Capital and Catterton Partners to complete the transaction may be delayed or may not be available and (7) OSI Restaurant Partners may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of OSI Restaurant Partners are set forth in its filings with the Securities and Exchange Commission ("SEC"), which are available at http://www.sec.gov. Unless required by law, OSI Restaurant Partners undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the proposed transaction, a proxy statement of OSI Restaurant Partners and other materials will be filed with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT OSI RESTAURANT PARTNERS AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about OSI Restaurant Partners at http://www.sec.gov, the SEC’s free internet site. Free copies of OSI Restaurant Partners’ SEC filings are also available on OSI Restaurant Partners’ internet site at http://www.osirestaurantpartners.com.

Participants in the Solicitation

OSI Restaurant Partners and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from OSI Restaurant Partners’ stockholders with respect to the proposed transaction. Information regarding the officers and directors of OSI Restaurant Partners is included in its definitive proxy statement for its 2006 annual meeting filed with the SEC on March 30, 2006. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.